EXHIBIT (11)

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                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                        COMPUTATION OF EARNINGS PER SHARE
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                  Amounts in Millions, Except Per Share Amounts

                                                         Three Months Ended           Six Months Ended
                                                             December 31                 December 31
                                                         ------------------         ------------------
BASIC EARNINGS PER SHARE                                   1997         1996          1997        1996
------------------------                                 --------      --------      --------     -------
Net earnings                                             $1,046        $  944       $2,133       $1,923
     Deduct preferred stock dividends                        26            26           52           52
                                                         --------      --------     --------     --------
Net earnings applicable to common stock                  $1,020        $  918       $2,081       $1,871
---------------------------------------                  ========      ========     ========     ========
     Average number of common shares outstanding         1,346.0       1,364.4      1,346.0      1,364.4

Per Share
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     Basic earnings per share                            $  .76        $  .67       $ 1.55       $  1.37
                                                         ========      =======      ========     ========
DILUTIVE EARNINGS PER SHARE
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Net earnings                                             $1,046        $  944       $2,133       $1,923
     Deduct differential -- preferred
        vs. common dividends                                  6             8           13           16
                                                         --------      --------     --------     --------
Net earnings applicable to common stock                  $1,040        $  936       $2,120       $1,907
---------------------------------------                  ========      ========     ========     ========
     Average number of common shares outstanding         1,346.0       1,364.4      1,346.0      1,364.4
     Add potential effect of:
        Exercise of options                                 24.0          21.8         24.0         21.8
        Conversion of preferred stock                      100.3         102.4        100.3        102.4
                                                         --------      --------     --------     --------
     Average number of common shares
        outstanding, assuming dilution                   1,470.3       1,488.6      1,470.3      1,488.6
                                                         ========      ========     ========     ========
     Dilutive earnings per share                         $  .71        $  .63       $ 1.44       $ 1.28
                                                         ========      ========     ========     ========
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